EXHIBIT 5.1

[WYCHE, BURGESS, FREEMAN & PARHAM LETTERHEAD]

September 20, 2006

Safety Components International, Inc.

41 Stevens Street

Greenville, SC 29605

Re:

Registration Statement on Form S-4 pertaining to issuance of shares of Safety

Components International, Inc. common stock in connection with business combination with International Textile Group, Inc.

(SEC Registration No. 333-137084)

Gentlemen and Ladies:

We have acted as counsel to Safety Components International, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of up to 11,721,238 shares (the “Shares”) of common stock of the Company registered pursuant to a registration statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “SEC”) and having the SEC registration number 333-137084 (the ”Registration Statement”). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and reviewed certain records of the Company’s corporate proceedings, the Registration Statement and the Agreement and Plan of Merger dated as of August 29, 2006 by and among the Company, SCI Merger Sub, Inc. and International Textile Group, Inc. (the “Merger Agreement”). We have made such other investigation of law and fact as we have deemed necessary in order to enable us to render this opinion. With respect to matters of fact, we have relied upon information provided to us by the Company with no further investigation. With respect to all examined documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and the accuracy and completeness of the information contained therein.

Based on the foregoing and subject to the comments, limitations and qualifications set forth below, we are of the opinion that the Shares, when issued in the manner and for the consideration contemplated by the Registration Statement and the Merger Agreement, will be legally issued, fully paid and non-assessable.

This opinion is limited to matters governed by the laws of the State of Delaware in force on the date of this letter. We express no opinion with regard to any matter which may be (or which purports to be) governed by the laws of any other state or jurisdiction. In addition, we express no opinion with respect to any matter arising under or governed by the Delaware Uniform Securities Act, as amended.

This opinion is rendered as of the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

This opinion is rendered solely for your benefit in connection with the offer and sale of the Shares and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus relating to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Wyche, Burgess, Freeman & Parham, P.A.